Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

by and among

SOFTVEST, L.P.,

BLACKBEARD SECURITY HOLDINGS, LLC,

GREYBEARD ENERGY, LLC,

and

PBT LAND AND MINERALS, INC.

Dated as of [●], 2026

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of [●], 2026 (this “Agreement”), is by and among (i) PBT Land and Minerals, Inc., a Texas corporation (the “Company”), (ii) SoftVest, L.P., a Delaware limited partnership (“SoftVest”), (iii) Blackbeard Security Holdings, LLC, a Delaware limited liability company (“Blackbeard”), and (iv) Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard” ) (SoftVest, Blackbeard and Greybeard, together with each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.1(b) each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Company, PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of the Company (“PBT Sub”), PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of the Company, Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard Holdings”), Blackbeard and Greybeard have entered into that certain Combination Agreement (the “Combination Agreement”), dated as of July 28, 2026;

WHEREAS, concurrently with the entry into this Agreement, PBT Sub, Blackbeard Holdings, Blackbeard Operating, LLC, a Delaware limited liability company, Blackbeard RetainCo, LLC, a Texas limited liability company, and Pirate Fee MineralCo, LLC, a Texas limited liability company have entered into that certain Exchange Agreement (the “Exchange Agreement”), dated as of July 28, 2026;

WHEREAS, the Combination Agreement and the Exchange Agreement provide for, among other things, the business combination of certain Subsidiaries, assets, and properties of the Blackbeard Parties (as defined below) and Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT”), on the terms and subject to the conditions set forth therein;

WHEREAS, the Shareholders and the Company deem it in their best interests to enter into this Agreement to set forth their respective rights, duties and obligations in connection with the consummation of the transactions contemplated by the Combination Agreement and the Exchange Agreement and the ongoing governance of the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Blackbeard and Greybeard are entering into a registration rights agreement with respect to the Common Shares held by Blackbeard and Greybeard.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptable Person” means, in respect of an Investor Nominee, an individual (i) whose appointment would not cause the Company to violate applicable Law, (ii) whose appointment would not cause the Company to violate the Company Governance Guidelines so long as the Company Governance Guidelines are applied on an equal basis to all directors of the Board and not in a manner that is intended to have a disproportionate and adverse effect on the Investor Nominees relative to the other directors of the Board, and (iii) who has not been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act involving, in each case, an act of moral turpitude and who is not the subject of any order, decree, judgment or any other restriction or limitation by or of any Governmental Entity prohibiting service as a director of a public company.

“Action” means any threatened, pending or completed demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person; provided, that in no event shall the Company or any of its Subsidiaries be deemed to be an Affiliate of any Shareholder.

“Blackbeard Parties” means Blackbeard, Greybeard and any of their Permitted Transferees that have executed and delivered to the Company a joinder to this Agreement, in each case, so long as they are Affiliates of NGP Energy Capital Management, L.L.C.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Fort Worth, Texas are authorized or required by applicable Law to be closed.

“Bylaws” means the bylaws of the Company, as the same may be amended and/or restated from time to time.

“Charter” means the certificate of formation of the Company, as the same may be amended and/or restated from time to time.

“Class A Shares” means the shares of Class A common stock, par value $0.01 per share, of the Company.

“Class B Shares” means the shares of Class B common stock, par value $0.01 per share, of the Company.

“Closing” means the Blackbeard Contribution Closing (as defined in the Combination Agreement).

“Common Shares” means, collectively, the Class A Shares and the Class B Shares.

“Company Governance Guidelines” means (i) the Company’s Corporate Governance Guidelines, and (ii) the Company’s Code of Business Conduct and Ethics, each of which have been adopted by the Company as of the date hereof in accordance with the rules and regulations of the NYSE.

“Contract” means, whether written or oral, any contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, subcontract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Disinterested Director” means, with respect to any Related Party Transaction, each Independent Director of the Company other than any of the following: (i) with respect to any Related Party Transaction in which the Blackbeard Parties or any of their Permitted Transferees has a direct or indirect interest, any director designated by the Blackbeard Parties pursuant to Section 2.1(b)(i) or Section 2.1(b)(ii) or that is otherwise Affiliated with or employed by the Blackbeard Parties or any of their Permitted Transferees, (ii) with respect to any Related Party Transaction in which SoftVest or any of its Permitted Transferees has a direct or indirect interest, the director designated by SoftVest pursuant to Section 2.1(b)(iii) or that is otherwise Affiliated with or employed by the SoftVest or any of its Permitted Transferees, and (iii) with respect to any Related Party Transaction in which one or more individual directors has a direct or indirect interest, each such director.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange upon which the Class A Shares are listed), whether domestic or foreign.

“Independent Director” means an individual that qualifies as an independent director of the Company under Rule 303A(2) of the NYSE Listed Company Manual.

“Investor Nominee” means a Blackbeard Nominee, and/or a SoftVest Nominee, as applicable.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.

“Master Services Agreement” means the master services agreement, dated as of the date hereof, by and between the Company and Operating, LLC, a Delaware limited liability company.

“NYSE” means The New York Stock Exchange, or any other exchange on which the Class A Shares (or any other securities of any successor entity of the Company) are then listed.

“Permitted Transferee” means:

(i)	with respect to any Blackbeard Party, (x) any controlled Affiliate of NGP Energy Capital Management, L.L.C. or (y) a controlled Affiliate of investment funds that are managed, sponsored or advised by NGP Energy Capital Management, L.L.C. (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing);

(ii)	with respect to SoftVest, (x) any controlled Affiliate of SoftVest Advisors, LLC, or (y) a controlled Affiliate of investment funds that are managed, sponsored or advised by SoftVest Advisors, LLC (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing);

(iii)	with respect to any other Shareholder that is an entity, a controlled Affiliate of such Shareholder (other than, for the avoidance of doubt, any direct or indirect portfolio company of the foregoing); and

(iv)	with respect to any Shareholder that is an individual, (a) by gift to, or for the benefit of, any parent, spouse or child of such Shareholder, (b) to a trust or other estate planning vehicle solely for the benefit of such Shareholder and/or any parent, spouse or child of such Shareholder, so long as such Shareholder retains sole and exclusive control over the voting and disposition of the applicable Common Shares, (c) upon the death of such Shareholder, by the will or other instrument taking effect at death of such Shareholder or by applicable Laws of descent and distribution to such Shareholder’s estate, executors, administrators and personal representatives, and then to such Shareholder’s heirs, legatees or distributes, or (d) to an entity of which the Shareholder is the 100% beneficial owner of the issued and outstanding Equity Securities.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Entity or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Related Party” means, with respect to any Person, any (a) executive officer or director of such Person, (b) record or beneficial owner of five percent (5%) or more of the voting Equity Securities of such Person, (c) Affiliate or “associate” (or member of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or record or beneficial owner, or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Representative” means, with respect to any Person, the investors, financing sources, partners, employees, officers, directors, managers, consultants and representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Significant Shareholder” means each Person or group (as used in Rule 13d-5 under the Exchange Act of 1934, as amended) that beneficially owns more than 15% of the issued and outstanding Common Shares, or any securities convertible into, exercisable for, exchangeable for, or that represent the right to receive Common Shares.

“Subsidiary” means each Person in which another Person (x) owns or controls, directly or indirectly, capital stock or other Equity Securities representing more than 50% of the outstanding voting stock or other Equity Securities or (y) is a general partner, manager, managing member or other controlling Person.

“Transfer” means to, directly or indirectly, sell, transfer, assign, donate, pledge, encumber, hypothecate, make any short sale, or similarly dispose of or distribute, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, donation, pledge, encumbrance, short sale hypothecation or similar disposition or distribution of, any Common Shares owned by a Person or any interest (including a beneficial interest) in any Common Shares owned by a Person, including establishing or increasing a put equivalent position, liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, transferring of any interest in any direct or indirect holding company holding Common Shares or through the issuance and redemption by any such holding company of its interest, or depositing into a voting trust or enter into a voting agreement or arrangement with respect to any such interests or grant any proxy or power of attorney with respect to, any Common Shares beneficially owned by such Person (except for revocable proxies delivered in connection with meetings of shareholders). “Transferee,” “Transferor,” “Transferred” and “Transferring” shall have correlative meanings. Notwithstanding the foregoing, the following transaction shall not constitute a Transfer of Common Shares for purposes hereunder (i) any exchange of Class B Shares for an equivalent number of Class A Shares in accordance with the terms and conditions of the OpCo LLC Agreement (as defined in the Combination Agreement), and (ii) any indirect Transfer of Common Shares solely as a result of a Transfer of Equity Securities of the Blackbeard Parties or SoftVest (or any of their respective parent companies, including by means of the Transfer (x) of limited partner interests in any investment funds or investment vehicles that are a controlling Affiliate of a Shareholder, or (y) Transfer of Common Shares to a continuation vehicle or similar investment vehicle established, sponsored or managed by (directly or indirectly), and that is a controlled Affiliate of, NGP Energy Capital Management, L.L.C. that is a single-asset or multi-asset “continuation fund” or “continuation vehicle” (as such terms are commonly used in the private equity industry) for the purpose of acquiring, holding and/or continuing the Blackbeard Parties’ or their respective Affiliates’ ownership in the Company).

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any registerable securities as principal in an Underwritten Offering.

“Underwritten Offering” shall mean an offering registered under the Securities Act in which Common Shares are sold to an Underwriter for distribution to the public (including, for the avoidance of doubt, any non-marketed offering not involving a “roadshow,” commonly known as a “block trade”).

Section 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) references to the terms Article, Section, paragraph, Annex, and Exhibit are references to the Articles, Sections, paragraphs, Annexes and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) each of the Company and the Shareholders have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day; and (p) the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

Article II

GOVERNANCE AND ADDITIONAL AGREEMENTS

Section 2.1 Board Composition.

(a) Initial Board Appointments. As of immediately following the Closing, the Board shall be comprised of seven directors, including (i) two directors designated by the Blackbeard Parties, who shall initially be Kaleb Smith and Peter Ray (any such director designated for nomination by the Blackbeard Parties pursuant to this Section 2.1 or Section 2.2, or any such person’s replacement, a “Blackbeard Nominee”, and, collectively, the “Blackbeard Nominees”), (ii) one Independent Director designated by SoftVest, who shall initially be Eric Oliver (any such Independent Director designated for nomination by SoftVest pursuant to this Section 2.1 or Section 2.2, or any such person’s replacement, a “SoftVest Nominee”), (iii) Jordan Barrett, the Chief Executive Officer of the Company, and (iv) three Independent Directors, who shall initially be Brian Ferguson, Ricky Burnett and [●] (any such directors, or any such person’s replacement, a “Designated Independent Director”); provided that, in each case, all such directors shall be Acceptable Persons. The Chairperson of the Board shall initially be Eric Oliver.

(b) Nomination Rights. The Company agrees that, with respect to any annual meeting or special meeting of shareholders of the Company at which directors are to be elected to the Board (such meeting, any other annual meeting or special meeting of shareholders or any action by written consent of shareholders or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, each a “Shareholder Meeting”), the Company shall:

(i) for so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own more than 25% of the issued and outstanding Common Shares, nominate two designated Blackbeard Nominees who are Acceptable Persons for election to the Board;

(ii) for so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 10% of the issued and outstanding Common Shares but less than or equal to 25% of the issued and outstanding Common Shares, nominate one designated Blackbeard Nominee who is an Acceptable Person for election to the Board;

1  NTD: Third director to be agreed as between SoftVest and the Blackbeard Parties.

(iii) for so long as SoftVest, together with its Permitted Transferees, beneficially owns at least 5% of the issued and outstanding Common Shares, nominate one designated SoftVest Nominee who is an Acceptable Person and qualifies as an Independent Director for election to the Board, and, until the second anniversary of the date of this Agreement, such SoftVest nominee shall be appointed, if elected, as Chairperson of the Board;

(iv) for so long as both (x) the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own more than 25% of the issued and outstanding Common Shares, and (y) SoftVest, together with its Permitted Transferees, beneficially owns at least 5% of the issued and outstanding Common Shares (each of the beneficial ownership thresholds set forth in this Section 2.1(b), the “Director Nomination Thresholds”), the Company shall nominate the CEO and three Designated Independent Directors agreed to in good faith by the Blackbeard Parties and SoftVest (provided that the Blackbeard Parties and SoftVest will consider in good faith that one of the three Designated Independent Directors be a representative of another significant Company shareholder or, if no such representative is chosen as a designee, another mutually agreed upon Designated Independent Director shall be chosen in good faith by SoftVest and the Blackbeard Parties) (the CEO and three Designated Independent Directors are collectively referred to as the “Additional Nominees”).

(c) Nomination Procedures. No delay by the Blackbeard Parties or SoftVest in designating for nomination an Investor Nominee shall impair their respective rights to subsequently designate for nomination their respective designees. If the Blackbeard Parties or SoftVest have designated for nomination fewer than the total number of Investor Nominees that the Blackbeard Parties or SoftVest are entitled to designate for nomination pursuant to Section 2.1(b), the Blackbeard Parties or SoftVest, as applicable, shall have the right, at any time, to designate for nomination such additional designee(s) to which it is entitled, in which case, the Company and the Shareholders shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, to (x) enable the Blackbeard Parties or SoftVest, as applicable, to designate and effect the election or appointment of such additional individual(s), whether by increasing the size of the Board, or otherwise, and (y) effect the election or appointment of such additional individuals designated by the Blackbeard Parties or SoftVest, as applicable, to fill such newly-created directorships or to fill any other existing vacancies.

(d) Additional Designees. Notwithstanding anything to the contrary in this Agreement, in no event shall the Shareholders, their Permitted Transferees, or any of their respective Affiliates or Representatives acting on their behalf, directly or indirectly, (i) take any action to designate or nominate candidates for election to the Board or otherwise seek representation on the Board (except to the extent expressly contemplated by Section 2.1(a) and Section 2.1(b)), (ii) seek the removal of any director of the Board (unless as a result of a Shareholder ceasing to meet its applicable Director Nomination Threshold), or (iii) request that the Company or its Representatives, directly or indirectly, amend or waive any provision of this Section 2.1(d) in a manner that would require public disclosure, including in the case of clauses (i) and (ii), by making, or in any way participating, directly or indirectly, in any “solicitation” of “proxies,” “consents” or “authorizations” to vote (as such terms are used in the rules of the SEC), seeking to advise or influence any Person with respect to the voting of any Common Shares, or conducting any other type of referendum in respect of Common Shares or from any holders of Common Shares (in each case other than as expressly contemplated by Section 4.5).

(e) Resignations. If, at any time, the Blackbeard Parties or SoftVest fail to satisfy their respective Director Nomination Thresholds, (i) the Blackbeard Parties or SoftVest, as applicable, shall have no right to designate for nomination the applicable number of Investor Nominees, as applicable, and (ii) the Blackbeard Parties and/or SoftVest, as applicable, shall use their reasonable efforts to cause the appropriate number of applicable Investor Nominees, as applicable, to resign or be removed from the Board and any committees of the Company to the extent necessary to ensure that the number of Investor Nominees then serving on the Board do not exceed the number that the Blackbeard Parties or SoftVest, as applicable, would then be entitled to designate for nomination pursuant to Section 2.1(b). If at any time following an Investor Nominee’s appointment to the Board, any such Person ceases to be an Acceptable Person, then the Blackbeard Parties and/or SoftVest, as applicable, shall cause such Person to promptly resign from the Board. Any Investor Nominee may resign from the Board at any time effective upon receipt of written notice to the Chairperson of the Board (or, in the case of the Chairperson of the Board, to the other members of the Board).

(f) Director Information Rights. The Investor Nominees shall be entitled to the same notice and information rights as all other members of the Board or any member of the applicable committee thereof.

(g) General. Each director of the Board shall serve for the time periods set forth in the Charter or Bylaws. The Charter and Bylaws, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that, for so long as (x) the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 10% of the issued and outstanding Common Shares, or (y) SoftVest, together with its Permitted Transferees, beneficially own at least 5% of the issued and outstanding Common Shares of the issued and outstanding Common Shares, the Board shall be comprised of seven directors.

(h) Vacancies. If a vacancy in the Board exists at any time as a result of the death, resignation, removal, or disqualification of, or other event involving, (i) any Investor Nominee, including as a result of any failure of an Investor Nominee to be elected, then the Blackbeard Parties or SoftVest, as applicable, shall have the right to designate a replacement who is an Acceptable Person to fill such vacancy (but only if the Blackbeard Parties or SoftVest, as applicable, would then be entitled to nominate such designee pursuant to Section 2.1(a) or Section 2.1(b), as applicable), and (ii) any Designated Independent Director, then, the Blackbeard Parties and SoftVest shall cooperate in good faith to designate a mutually agreeable replacement who is an Acceptable Person that is not Affiliated or employed by the Blackbeard Parties, SoftVest or their respective Affiliates to fill such vacancy (but only if the Blackbeard Parties and SoftVest are each entitled to nominate at least one Investor Nominee pursuant to Section 2.1(b) at such time and, if only one such Shareholder is then-entitled to nominate at least one Investor Nominee at such time, then such Shareholder shall be entitled to, in their sole discretion, nominate a replacement). The remaining directors of the Board and the Company shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible.

(i) Assurances. From the Closing until the date on which each of the Blackbeard Parties and SoftVest, as applicable, fail to satisfy their respective Director Nomination Thresholds, in furtherance and not in limitation of the provisions of this Section 2.1, the Company shall, to the fullest extent permitted by applicable Law, (i) include in the slate of nominees recommended by the Board for election at any meeting of shareholders (and in any election by written consent) called for the purpose of electing directors the persons nominated by the Blackbeard Parties and SoftVest, as applicable, pursuant to this Section 2.1, (ii) nominate and recommend each such individual to be elected as a director to the Board as provided herein, (iii) use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including by (x) soliciting proxies or consents in favor thereof, and (y) causing officers of the Company who hold proxies (unless otherwise directed by the Company shareholder submitting such proxy) to vote such proxies in favor of the election of the applicable Investor Nominees, and (iv) until the second anniversary of the date of this Agreement, cause the Board to appoint and continuously maintain as Chairperson of the Board the SoftVest Nominee designated pursuant to Section 2.1(b); provided that, the Company shall only be required to take the actions specified in clauses (i) through (iv) to the extent (x) the Blackbeard Parties and SoftVest, as applicable, have complied in all material respects with their respective obligations under Section 2.2, and (y) the Blackbeard Parties or SoftVest, as applicable, are entitled to designate the applicable number of Investor Nominees pursuant to Section 2.1(b).

Section 2.2 Nomination Documents. Any Investor Nominee nominated in accordance with Section 2.1(b) shall be designated by the Blackbeard Parties and/or SoftVest, as applicable, in its or their discretion, as the case may be (and, if any such proposed designee is not an Acceptable Person, the Blackbeard Parties or SoftVest, as applicable, shall be entitled to continue designating a potential nominee until such proposed designee is an Acceptable Person), subject to such Investor Nominee’s execution and delivery to the Company of the Company’s standard director nomination documentation (which documentation shall include such nominee’s consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected).

Section 2.3 Compensation; Indemnification; Insurance. Each Investor Nominee shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for reasonable and documented out-of-pocket fees, costs and expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Nominee is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Nominee shall also be entitled to (i) any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board, and (ii) the same directors’ and officers’ insurance coverage as the other directors of the Board.

Section 2.4 Committee Representation. The Company acknowledges and agrees that each committee of the Board (other than any special committee formed solely for the purpose of evaluating a transaction pursuant to the Related Party Transactions Policy) shall include, (i) for so long as the Blackbeard Parties are entitled to designate for nomination a Blackbeard Nominee pursuant to Section 2.1(b), one Blackbeard Nominee selected by the Blackbeard Parties serving as a member of such committee, and (ii) for so long as SoftVest is entitled to designate for nomination a SoftVest Nominee pursuant to Section 2.1(b), one SoftVest Nominee selected by SoftVest serving as a member of such committee; provided that, the foregoing rights shall be subject to any limitations or guidelines imposed by applicable Law, the Company Governance Guidelines, any stock exchange rules, including, in the case of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee, the requirement that the members of such committee consist solely of Independent Directors (subject to the Company’s ability to avail itself of any transition periods under stock exchange listing rules, including but not limited to those available to “controlled companies,” “emerging growth companies,” and “smaller reporting companies”).

Section 2.5 Advisory Committee. From the Closing until the date on which SoftVest and its Permitted Transferees no longer beneficially own at least 5% of the issued and outstanding Common Shares, the Company shall create and maintain an acquisition advisory committee composed of Company executive officers and designees of SoftVest and the Blackbeard Parties (who need not be Board members)  (the “Advisory Committee”). Regular meetings of the Advisory Committee shall be held on such dates and at such times as shall be determined by the Advisory Committee; provided that, the Advisory Committee shall have regular meetings at least once a month. The Company acknowledges and agrees that, (i) for so long as the Blackbeard Parties and their respective Permitted Transferees collectively beneficially own at least 5% of the issued and outstanding Common Shares, the Advisory Committee shall include, at the Blackbeard Parties’ election, at least one individual designated by the Blackbeard Parties who is an Acceptable Person, (ii) for so long as SoftVest and its Permitted Transferees beneficially own at least 5% of the issued and outstanding Common Shares, the Advisory Committee shall include, at SoftVest’s election, at least one individual designated by SoftVest who is an Acceptable Person, and (iii) the remaining members of the Advisory Committee shall include the named executive officers of the Company. Any action by the Advisory Committee shall require (x) a proper quorum (which shall include, at a minimum, the Blackbeard Parties’ designee to the Advisory Committee and SoftVest’s designee to the Advisory Committee) to be present, and (y) the affirmative vote of a majority of the members of the Advisory Committee; provided that, for purposes of clause (x), if a Blackbeard Party designee or a SoftVest designee, as applicable, is not present at two successive meetings, a quorum will be satisfied at the next successive meeting with the presence of a majority of the total number of members of the Advisory Committee and at least one Blackbeard Party designee or SoftVest designee, as applicable.

Article III

TRANSFERS OF EQUITY SECURITIES

Section 3.1 Transfers of Equity Securities.

(a) For a period of 90 days following the date of this Agreement (the “Lock-up Period”), each of the Blackbeard Parties and SoftVest shall not, and shall cause their respective Permitted Transferees not to, Transfer any Common Shares, or any securities convertible into exercisable for, exchangeable for, or that represent the right to receive Common Shares, whether now owned or hereinafter acquired, that are beneficially owned by the Blackbeard Parties, SoftVest and their respective Permitted Transferees (such Equity Securities, the “Restricted Securities”). The foregoing restriction is expressly agreed to preclude each of the Blackbeard Parties, SoftVest and their respective Permitted Transferees, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which would reasonably be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Shareholder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Shareholder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities. Each of the Blackbeard Parties, SoftVest and their respective Permitted Transferees acknowledge, agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

(b) Following the Lock-Up Period, the Blackbeard Parties shall not, and shall cause their respective Permitted Transferees not to, collectively Transfer, in the aggregate over any 12-month period, any Common Shares representing more than 5% of the then currently issued and outstanding Common Shares (a “Material Transfer”), except pursuant to an Underwritten Offering. The provisions of this Section 3.1(b) shall not apply to (i) any in-kind distribution of Common Shares to the direct or indirect limited partners, members or equityholders of the Blackbeard Parties made in accordance with the governing documents of the applicable Blackbeard Party and (ii) any Transfer by virtue of the laws of the states of the Shareholders’ organization and the Shareholders’ respective organizational documents upon dissolution of any Shareholder; provided that, for the avoidance of doubt, any recipients of such in-kind distribution or Transfer who are not Affiliates of NGP Energy Capital Management, L.L.C. shall not be Blackbeard Parties or Permitted Transferees thereof and shall not have any of the rights and remedies specifically granted to the Blackbeard Parties pursuant to this Agreement (including any board designation rights granted pursuant to Article II).

(c) The provisions of Section 3.1(a) and Section 3.1(b), shall not apply to any Transfer by the Blackbeard Parties or SoftVest or their respective Permitted Transferees of all (or a portion of) of their Common Shares or Restricted Securities to a Permitted Transferee; provided that in the case of Section 3.1(a), the Permitted Transferee is also (A) disregarded as separate from such Shareholder (or such Shareholder’s regarded tax owner) for U.S. federal income tax purposes or (B) a member of the affiliated group (as defined in Section 1504(a) of the Code) electing to file consolidated federal income tax returns of which the Company is the common parent. Notwithstanding anything to the contrary in this Agreement (and notwithstanding any Transfer of Common Shares), each Shareholder shall be liable hereunder for any failure by any of its Permitted Transferees to comply with the terms and conditions of this Agreement and the other governing documents of the Company.

(d) No Transfer of Common Shares by (x) any Shareholder or its Permitted Transferees to any Permitted Transferee, or (y) the Blackbeard Parties or their respective Permitted Transferees to any other Person who, as of immediately following the consummation of such Transfer, would be a Significant Shareholder, shall be effective until such time as such Transferee has executed and delivered to the Company, as a condition precedent to such Transfer, a joinder to this Agreement substantially in the form of Exhibit A hereto (each, a “Joinder”).

(e) Notwithstanding any other provision of this Agreement, each of the Blackbeard Parties and their Permitted Transferees acknowledges and agrees that it shall not, directly or indirectly, Transfer any of its Equity Securities (i) except as permitted under the Securities Act and other applicable federal or state securities Laws, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974, as amended, or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(f) If, while a Permitted Transferee holds any Common Shares, a Permitted Transferee ceases to qualify for any reason as a Permitted Transferee in relation to the initial transferor Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Shareholder received such Common Shares (an “Unwinding Event”), then the relevant initial transferor Shareholder shall, and shall cause the applicable Permitted Transferee to: (i) promptly notify the other Shareholders and the Company of the pending occurrence of such Unwinding Event; and (ii) take all actions necessary, prior to such Unwinding Event, to effect a Transfer of all the Common Shares held by the relevant Permitted Transferee either back to such initial transferor Shareholder or, pursuant to this Section 3.1, to another Person that qualifies as a Permitted Transferee of such initial transferring Shareholder. From and after the occurrence of an Unwinding Event and until such time as the Common Shares held by the applicable Permitted Transferee are Transferred to the initial transferor Shareholder or another Permitted Transferee in accordance with this Section 3.1(e), such Common Shares shall be deemed to have no voting rights (and shall not be counted for quorum purposes) and shall not be entitled to receive any dividends, distributions, or other economic benefits or payments in respect thereof, and any purported exercise of voting rights or receipt of economic benefits with respect to such Common Shares during such period shall be void and of no force or effect.

Section 3.2 Transfer of Governance and Other Rights. No Shareholder or any of its Permitted Transferees may Transfer any rights, remedies, obligations or liabilities specifically granted to such Person under this Agreement (including any board designation rights granted pursuant to Article II) to any Person and no such rights, remedies, obligations and liabilities shall inure to the benefit of any such Person; provided that, for the avoidance of doubt, following any indirect transfer of Common Shares by investment funds of a Shareholder to a continuation vehicle or similar investment vehicle established, sponsored or managed by (directly or indirectly), and that is a controlled Affiliate of, such investment fund’s investment manager or management company that is a single-asset or multi-asset “continuation fund” or “continuation vehicle” (as such terms are commonly used in the private equity industry), such Shareholder shall continue to hold the rights, remedies, obligations or liabilities held by such Shareholder as of immediately prior to the applicable indirect transfer.

Article IV

NOTICES; OTHER AGREEMENTS

Section 4.1 Notices. If a notice or other document is required to be sent hereunder to the Company or any Shareholder, such notice or other document shall be given in writing, shall be either personally delivered to the Company, or to the Shareholders, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company and the Shareholders agree to receive notice under the Charter and Bylaws or under the Texas Business Organizations Code, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company.

Section 4.2 Related Party Transactions Policy.

(a) On or prior to the date hereof, the Company has adopted (i) the related party transactions and conflict of interest policy in the agreed form attached to this Agreement as Exhibit B (the “Related Party Transactions Policy”), and (ii) a code of business conduct and ethics in the agreed form attached to this Agreement as Exhibit C (the “Code of Business Conduct and Ethics”). The parties hereto acknowledge and agree that (i) any amendment to the Related Party Transactions Policy or the Code of Business Conduct and Ethics shall require the approval of the Board, including the affirmative vote of at a majority of the Independent Directors then-serving on the Board and (ii) no amendment to the Related Party Transactions Policy or the Code of Business Conduct and Ethics shall be proposed by any Shareholder that would contravene, or be contrary to, any provision of this Agreement, including this Section 4.2.

(b) Each of the parties hereto acknowledge and agree that neither the Company nor any of its Subsidiaries shall enter into, approve, adopt or effect, any Contract, transaction or series of related transactions, directly or indirectly involving any Related Party of the Company or any of its Subsidiaries (other than any such Contract, transaction or series of related transactions that involves goods, services, property, or other consideration that is de minimis in nature) (each a “Related Party Transaction”), unless such Related Party Transaction (i) complies with the terms and conditions of the Related Party Transactions Policy, or (ii) has been previously approved by a majority of the Disinterested Directors. The Shareholders shall not, and shall cause their respective controlled Affiliates not to, take any action to cause the Company or any of its Subsidiaries to enter into or effect a Related Party Transaction without first complying with this Section 4.2.

(c) For so long as the Blackbeard Parties, together with their respective Permitted Transferees, collectively beneficially own at least 25% of the issued and outstanding Common Shares, the Company shall not terminate, amend, restate or otherwise modify the terms and conditions of the Master Services Agreement without the prior written consent of the Blackbeard Parties. For the avoidance of doubt, following such time, (i) the Company may, in accordance with the terms and conditions of the Management Services Agreement, terminate, amend, restate and modify the terms and conditions of the Management Services Agreement (including to reduce, eliminate or otherwise modify any management fees payable to Blackbeard, its Affiliates and their Related Parties under the Management Services Agreement), and (ii) the terms and conditions of this Section 4.2(b) and the Related Party Transactions Policy shall apply to the Management Services Agreement (for so long as the Management Services Agreement constitutes a Related Party Transaction).

Section 4.3 Corporate Opportunities. For so long as, as applicable, (x) the Blackbeard Parties and their respective Permitted Transferees beneficially own at least 10% of the issued and outstanding Common Shares, and (y) SoftVest and its Permitted Transferees beneficially own at least 5% of the issued and outstanding Common Shares, and (z) the Company shall take all necessary corporate actions, to the fullest extent permitted by applicable Law, to ensure that the Charter includes a waiver of any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity, and of any other “corporate opportunity” or similar restriction, in favor of the Blackbeard Parties, SoftVest, and their respective Affiliates, to the fullest extent permitted by Law, including pursuant to the fullest extent permitted by the Laws of the State of Texas and in accordance with Section 2.101(21) of the Texas Business Organizations Code.

Section 4.4 Further Assurances. The Company and the directors of the Board shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time ensure that the Charter and Bylaws facilitate and implement the terms and conditions of, and do not at any time conflict with any provision of, this Agreement.

Section 4.5 Voting of Shares. During the term of this Agreement and for so long as the Blackbeard Parties or SoftVest are entitled to designate for nomination an Investor Nominee pursuant to Section 2.1(b), each Shareholder hereby irrevocably and unconditionally covenants to, at any Shareholder Meeting:

(i) appear at such Shareholder Meeting (in person or by proxy) or otherwise cause all of the Common Shares beneficially owned by such Shareholder as of the record date of such meeting or consent (the “Covered Shares”) to be counted as present thereat for purposes of calculating a quorum (including by delivering to the Secretary (or other officer designated for such purpose) of the Company a duly executed proxy card);

(ii) vote, or cause to be voted, in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to all Covered Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent all Covered Shares in favor of the election or appointment of each Investor Nominee and Additional Nominee, for so long as SoftVest and the Blackbeard Parties have the right to designate the applicable Investor Nominee and Additional Nominees pursuant to, and have otherwise complied with, Section 2.1(b); and

(iii) refrain from withdrawing, modifying or conditioning such vote (whether by person or in proxy) prior to any such Shareholder Meeting.

Except as expressly set forth in this Section 4.5, none of the Blackbeard Parties, SoftVest, their Permitted Transferees, or their Representatives shall be under any obligation by virtue of this Agreement to vote in the same manner as recommended by the Board or any other Person, or in any other manner, other than in its sole discretion.

Section 4.6 Confidentiality.

(a) Each of the Shareholders shall, and shall instruct their respective Representatives to, treat as confidential, and not to use or disclose, any and all confidential, non-public or proprietary information, know-how, knowledge and data (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof or whether pursuant to this Agreement or otherwise) to the extent relating to the Company any of its Subsidiaries provided by, or on behalf of, the Company, any of its Subsidiaries or their respective Representatives to such Shareholder, its Permitted Transferees or any of its Representatives pursuant to Section 4.6(a) (collectively, “Confidential Information”); provided, that the Shareholders and their respective Affiliates may use Confidential Information in connection with their respective investment in the Company, including to the extent necessary to prepare financial statements and securities filings; provided, further, that, with respect to any Shareholder, Confidential Information will not include any information that (A) is or becomes public knowledge other than as a result of any breach or violation of this Agreement, (B) is disclosed to such Shareholder, its Affiliates or its or their respective Representatives by a third party not known by such Shareholder, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure, (C) is already in the possession of such Shareholder, its Affiliates or its or their respective Representatives prior to such information being furnished to such Shareholder, its Affiliates or its or their respective Representatives without violation of any obligations hereunder (and the source of such information was not known by such Shareholder, after reasonable inquiry, to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure), (D) is independently developed by such Shareholder or any of its Affiliates or Representatives without reference to or use of the Confidential Information, or (E) is approved in writing by the Company for disclosure to all of the Shareholders, their Affiliates or Representatives (as applicable).

(b) If any Shareholder is requested or required by oral questions, interrogatories, requests for information of documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law to disclose or provide any Confidential Information, the Person that received such request or demand or is subject to such requirement shall, to the extent permitted by applicable Law, provide the Company with prior written notice thereof promptly after receipt of such request and the terms and circumstances surrounding such request so that the Company may seek a protective order or other appropriate remedy. Each party agrees to cooperate with the other party in connection with seeking any such order or other appropriate remedy. If such protective order is not promptly obtained, and the Person that received such request or demand is required, as advised by legal counsel, to disclose Confidential Information pursuant to applicable Law, such Person shall (a) furnish only that portion of the Confidential Information that such counsel advises is legally required to be disclosed and (b) exercise reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to the Confidential Information. Notwithstanding the foregoing, the Person that received such request or demand or is subject to such requirement may disclose Confidential Information, and the foregoing notice and other actions shall not be required, where such disclosure is required in connection with an audit, review or examination by a governmental regulatory or self-regulatory authority of competent jurisdiction that is not targeted at, and does not specifically reference, the Company, any of its Affiliates, the Confidential Information, or the transactions contemplated by the Combination Agreement and the Exchange Agreement.

(c) The Company and each Shareholder acknowledges and agrees that the Investor Nominees may share any information, including any Confidential Information, about the Company and its Subsidiaries received by them (whether in their capacity as a member of the Board or a committee thereof) from or on behalf of the Company or its representatives with the applicable Shareholder(s) that designated such Investor Nominee; provided that, (i) such Shareholder agrees to, and to cause its Representatives to, hold such Confidential Information in confidence in accordance with Section 4.6 and to use such Confidential Information solely in connection with monitoring and managing its investment in the Company, (ii) such Investor Nominee shall only share such Confidential Information with only those directors, officers, and employees of the applicable Shareholder that are informed of the confidential nature of the information and the restrictions set forth in this Section 4.6, and (iii) such Investor Nominee shall not share any such Confidential Information with the applicable Shareholder(s) in the event that the Company or such Investor Nominee determines in good faith that such provision of Confidential Information would reasonably be likely to (A) result in a waiver of any attorney-client privilege, attorney work product protection, or similar privilege, (B) be commercially detrimental to the Company or any of its subsidiaries, (C) violate any applicable Law, agreement, or obligation of confidentiality owed to a third party, (D) conflict with any policy of the Company applicable to directors generally regarding the protection of confidential information or trading in the Company’s Equity Securities, or (E) relate to any actual or potential transaction, dispute or matter between the Company or any of its Subsidiaries, on the one hand, and the applicable Shareholder or any of its Affiliates, on the other hand; provided, further, that, in such event the circumstances described in clause (iii) arise, the Company, such Investor Nominee, and such Shareholder shall cooperate in good faith to develop alternative arrangements to provide such Shareholder with the benefit of any such Confidential Information in a manner that avoids any such harm or consequence.

Section 4.7 Loss of Governance Rights. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that to the extent, at any time, (x) the Blackbeard Parties and their respective Permitted Transferees, or (y) SoftVest and its Permitted Transferees, as applicable, no longer beneficially own Common Shares in excess of any applicable ownership threshold specified in this Agreement (including in Section 2.1(b) in respect of director nomination rights), the Blackbeard Parties and SoftVest, as applicable, shall no longer have the rights associated with such ownership threshold and shall be deemed to have immediately, irrevocably and forever waived such rights (irrespective of any future acquisitions of Common Shares or other transactions).

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Shareholder Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a) If such Shareholder is not a natural person, such Shareholder is an entity duly organized and validly existing under the laws of the jurisdiction of organization.

(b) Such Shareholder has the legal capacity and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) If such Shareholder is not a natural person, the execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action of such Shareholder.

(d) This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity (other than the filing of any required reports with the SEC).

(e) The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Shareholder is not a natural person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Shareholder is a party.

(f) Except for this Agreement, such Shareholder is not bound by any other agreements or arrangements of any kind with any other party with respect to the Common Shares, including agreements or arrangements with respect to the acquisition or disposition of the Common Shares or any interest therein or the voting of the Common Shares (regardless of whether or not such agreements and arrangements are with the Company or any other Shareholder).

(g) As of the date hereof, such Shareholder (i) is not a party to any agreement, arrangement or understanding relating to the sale, transfer, exchange or disposition of any Common Shares and (ii) does not have any present plan or intention to sell, exchange, transfer, or otherwise dispose of any Common Shares.

Section 5.2 Company Representations and Warranties. The Company represents and warrants to each Shareholder that:

(a) The Company is a corporation duly organized and validly existing under the laws of Texas.

(b) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Company.

(d) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity (other than the filing of any required reports with the SEC).

(e) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company, (ii) conflict with or result in any violation or breach of any provision of any applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party.

Article VI

MISCELLANEOUS

Section 6.1 Governing Law; Jurisdiction.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas.

(b) Any dispute that cannot be resolved between the parties will be instituted exclusively in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas, and each party hereby irrevocably consents to the exclusive jurisdiction in connection with any dispute or Action arising out of this Agreement. All disputes between the parties to this Agreement shall have exclusive jurisdiction and venue only in the Business Courts of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas. Each party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas County United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas County or the United States District Court or the Business Courts of the State of Texas in and for Dallas, Texas. To the extent that any party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described herein. Further, each party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas with the same force and effect as if such service had been made within the State of Texas in and for Dallas, Texas or the United States District Court located in Dallas, Texas.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 6.2 Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

Section 6.3 Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company, SoftVest, and the Blackbeard Parties. For the avoidance of doubt, the execution by a Shareholder that is a Transferee of a joinder hereto in accordance with Article III shall not constitute an amendment hereto and need be signed only by the Company and such Transferee.

Section 6.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except to the extent expressly permitted pursuant to Article III; provided that, no assignment under this Section 6.4 shall relieve any assigning Person of any of its duties, liabilities, or obligations under this Agreement. Any purported direct or indirect assignment in violation of this Section 6.4 shall be null and void ab initio.

Section 6.5 Termination. Unless earlier terminated by the mutual agreement of the Company, the Blackbeard Parties, and SoftVest, this Agreement shall immediately and automatically terminate with respect to the Blackbeard Parties, and SoftVest, as applicable, at such time as such Person (or the Blackbeard Parties collectively) ceases to beneficially own at least 5% of the issued and outstanding Common Shares; provided that, Section 4.6 shall survive any such termination until the date that is two years after the first date on which any such Shareholder ceases to beneficially own greater than 5% of the issued and outstanding Common Shares. Notwithstanding the foregoing, the termination of this Agreement in respect of any Shareholder shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any terms of this Agreement occurring prior to such termination.

Section 6.6 Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.

Section 6.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

Section 6.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

Section 6.9 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.10 Waiver. No course of dealing between or among the Company or any Shareholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.11 Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

Section 6.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 6.13 only, Non-Recourse Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

Section 6.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain parties hereto may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Shareholders’ or their respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (collectively, the “Non-Recourse Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 6.13 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

Section 6.14 Issuance of Additional Securities. If additional Equity Securities of the Company are issued to SoftVest or the Blackbeard Parties at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Equity Securities or as a result of any stock split, subdivision, combination, reclassification or similar action by the Company, such additional Equity Securities, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

[Signature pages follow.]

This Agreement is executed by the Company and by the other parties hereto to be effective as of the date first above written.

Company

PBT LAND AND MINERALS, INC.

By:
Name:
Title:

SOFTVEST, L.P.

By:
Name:
Title:

Blackbeard Parties:

BLACKBEARD SECURITY HOLDINGS, LLC

By:
Name:
Title:

GREYBEARD ENERGY, LLC

By:
Name:
Title:

Exhibit A

Joinder Agreement

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Exhibit B

Related Party Transactions Policy

[***]

Exhibit C

Conflicts of Interest Policy

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